Service Agreement

This Services Agreement ("Agreement"), is made and entered into this 24th day of January 2025 by and between Sri Lanka Tea Factory Owners Association a Sri Lanka based Company having its principal place of business at No. 64/12A, Park View Square, Nawala Road, Nugegoda, Sri Lanka (hereinafter "SLTFOA") and Raptor300 Inc. with its principal place of business at 41 River Terrace, # 3906, New York, NY 10282, USA (hereinafter "Raptor").

WHEREAS:

A. Sri Lanka Tea Factory Owners Association has asked Raptor to provide aerial spraying services across its tea plantations in Sri Lanka per Statement of Work leveraging Raptor's robotic aircraft.

B. Raptor is interested in providing these services and SLTFOA desires to obtain these services in accordance with the terms and conditions set forth in this Agreement and as described in the applicable Statement of Work made subject to this Agreement ("Statement of Work").

THEREFORE, IT IS AGREED:

1. Scope of Work: The services to be performed by Raptor (the "Work") as well as the estimated duration of the services to be performed shall be detailed in the Statement of Work attached hereto and incorporated herein by reference. Raptor shall provide such services to the best of Raptor's ability, skill and knowledge. The Statement of Work can only be modified by written agreement, signed by both parties. The Parties acknowledge that any changes to the Statement of Work may change pricing.

2. Raptor's Obligations:

(a) Raptor agrees to provide aerial spraying with robotic aircraft commencing on the effective date for the period as described in the applicable Statement of Work.

(b) Services will be provided in accordance with the provisions of this Agreement and the applicable Statement of Work and such services will be paid for as specified in the applicable Statement of Work.

(c) This Agreement is for the services of Raptor, its employees or its consultants/contractors.

3. Non-Solicitation: SLTFOA agrees that Raptor has expended significant resources and expense in developing this cutting-edge service, which is of significant value. SLTFOA agrees that during the term of this Agreement and for thirty-six (36) consecutive months after the termination of this Agreement or the final completion of Services by any Raptor employees/contractors, SLTFOA shall not directly or through any other person or entity:

(a) Divert, solicit, encourage or cause any of Raptors Employees/Contractors (who worked for SLTFOA at any time) to leave employment of Raptor.
(b) Solicit, contract, hire or offer employment to any person who are employed or contracted by Raptor or its affiliates during the term of this Agreement, and who are in any ways related to the performance of Services hereunder.

4. Warranty Disclaimer and Liability Limitation:

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTY WITH RESPECT TO SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR BY OPERATION OF LAW, COURSE OF DEALING OR TRADE USE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. RAPTOR IS NOT RESPONSIBLE FOR

ANY CROP OR ENVIRONMENTAL DAMAGE CAUSED BY ANY CROP APPLICATION OF FERTILIZER OR CHEMICALS PROVIDED BY SLTFOA.

5. Confidentiality:

(a) All notes. designs, drawings, and technical data developed under this Agreement (excluding documents provided by SLTFOA and it's tea estates) will become, and remain the property of Raptor, and Raptor will have the right to use such notes, designs, drawings, and technical data for any purpose whatsoever without liability for any additional compensation to SLTFOA, unless other terms are agreed upon in writing by all parties concerned.

(b) Raptor will not disclose to others for use or for its own purposes any financial data, or other confidential or proprietary information obtained SLTFOA as a result of work performed under this Agreement without prior written authorization from SLTFOA.

(c) SLTFOA agrees not to disclose any confidential information of Raptor, including pricing and the terms of this Agreement, without the written consent of Raptor.

(d) All work performed under this Agreement, and all materials, products, and items to be produced by Raptor under this Agreement (whether or not such work is completed) shall be deemed to be intellectual property of Raptor except documents provided by SLTFOA and it's tea estates.

6. Invoicing/Terms of Payment/ Fees:

(a) Raptor shall submit invoices on a monthly basis, SLTFOA will pay the invoices as per the payment terms set forth in the applicable Statement of Work.

(b) SLTFOA will not be responsible for payment and compensation of Raptor's employees.

7. Term and Termination:

(a) This Agreement shall come into effect on the date mentioned in first page and shall remain in force for a period of 5 years or until the performance under all Statements of Work is completed or terminated, which-ever is later.

(b) Termination by Raptor if SLTFOA Materially Breaches: If SLTFOA materially breaches the Agreement and fails to cure the breach, Raptor shall. subject to section (d) below, be entitled to terminate this Agreement and claim lost income as per the annual work allocation mentioned in the Statement of Work (rate per hectare x lost number of hectares as per the annual Statement of Work).

(c) Termination by SLTFOA if Raptor Materially Breaches: If Raptor materially breaches the Agreement and fails to cure the breach, SLTFOA shall, subject to section (d) below, be entitled to terminate this Agreement and shall claim for damages.

(d) Notice and Cure: If either party materially breaches the terms in this Agreement or the Statement of Work, they must be notified of this breach by the other party in writing, and will have 60 days to rectify such breach. If they refuse or fail to rectify such breach within the 60 days period, the other party may terminate.

8. Indemnification:

Without Prejudice to clause 7 above, SLTFOA hereby indemnifies and shall defend and hold harmless Raptor, its and their subsidiaries, affiliates, officers, directors, employees, agents and subcontractors from and against all liability, damages, loss, cost or expense, including but not limited to reasonable

attorneys' fees and expenses, arising out of or in connection with the spraying operations mentioned in this agreement.

9. Governing Law:

THE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SRI LANKA WITHOUT GIVING EFFECT TO ANY CHOICE-Of-LAW RULES THAT MAY REQUIRE THE APPLICATION OfTHE LAWS Of ANOTHER JURISDICTION.

10. Arbitration and Equitable Relief.

(a) Arbitration. THE PARTIES AGREE THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO, OR CONCERNING ANY INTERPRETATION, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, SHALL BE SETTLED BY ARBITRATION TO BE HELD IN SRI LANKA ACCORDING TO SRI LANKAN LAW. ARBITRATION SHALL BE HELD IN SRI LANKA BEFORE A PANEL OF THREE ARBITRATORS. ONE APPOINTED BY SLTFOA, OTHER BY RAPTOR AND THE THIRD BY BOTH PARTIES. BOTH PARTIES WILL EQUALLY BEAR THE EXPENSES INVOLVING THE ARBITRATION AND EACH PARTY SHALL SEPARATELY PAY THEIR RESPECTIVE COUNSEL FEESS AND EXPENSES.

11. Force Majeure: Neither party will be liable to the other for failure to perform its obligation hereunder if and to the extent that such failure to perform results from causes beyond its control, including without limitation, strikes, lockouts, power failures or other industrial disturbances; civil disturbances; fires; acts of God; acts of public enemy; compliance with any regulations, order, or requirement of any governmental body or agency; or inability to obtain transportation or necessary materials in the open market.

12. Miscellaneous:

(a) This Agreement and all Statement of Works annexed hereto shall constitute the entire understanding between the parties with respect to the subject matter, and this Agreement shall supersede any and all previous written or oral agreements between the parties. In the event there is a conflict between any provisions of this Agreement and those of any Statement of Work annexed hereto, specific items contained in a Statement of Work will supersede this Agreement. This Agreement may be extended or amended only upon mutual written agreement of the parties.

(b) Each provision of the Agreement shall be considered severable such that if anyone provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, it shall not affect any other provision of the Agreement which can be given effect without conflicting provision or clause. To the extent there are any additional or different terms in any purchase order, invoice or other document exchanged between the parties, none of those terms will become part of the agreement between the parties and the terms of this Agreement shall control and govern.

All correspondence pertaining to this agreement including but not limited to Agreement copies, invoices, checks etc. should be sent to the address mentioned below: -

Raptor300, Inc
41 River Terrace, # 3906
New York, NY 10282
USA

Both parties agree that they have read and understood the terms of this Agreement, had an opportunity to ask any questions and to seek the assistance of legal counsel regarding these terms, and is not relying upon any advice from the other party in this regard.

IN WITNESS THEREOF, SLTFOA AND Raptor have each caused this Agreement to signed and delivered by its duly authorized officer or representatives as of the Effective Date.

Raptor300 INC

By : ____________________

Name : NATRAJ BALASUBRAMANIAN

Title : CEO

Date : January 24, 2025

Sri Lanka Tea Factory Owners Association

By : ____________________

Name : Lionel Herath

Title : chairman

Date : 23/01/2025.

APPENDIX A

STATEMENT OF WORK

Date: 24 January 2025

This Statement of Work is effective as of 24 January 2025 and is executed and delivered pursuant to that certain Service Agreement by and between Raptor300 Inc and Sri Lanka Tea Factory Owners association dated as of 14 September 2022 (the Agreement").

Client	Sri Lanka Tea Factory Owners association
Project Start Date	24 January, 2025
Description of Spraying Services	Sri Lanka Tea Factory Owners association agrees to engage Raptor's services to provide aerial spraying of Foliar, Copper and Micro Nutrients. Sri Lanka Tea Factory Owners association also agrees to provide a minimum of 96,000 hectares per annum of aerial spraying services to Raptor. SLTFOA will submit Raptor300 its spraying plan by the 28th of the previous month. In addition, Raptor will ensure quality control and reporting of efficiency metrics, including path flown, plant coverage, and spray utilization showing estate managers their plantations are covered. To ensure quality delivery, Raptor will hire, train, and retain skilled drone pilots and supporting staff. We will provide the staff with above market wages (higher than minimum requirements in Sri Lanka) with socially responsible labor practices. Raptor additionally will manage and pay for the upfront drone acquisition, shipping, and customs costs, including related costs to customize and optimize the drones, consistent with the best practices we have found in our pilots. During this engagement, Raptor's management team will be available to SLTFOA to discuss the project and how best to implement it. Our teams will provide any ideas based on drone analytics on increasing crop production and efficiency.
Free data services (for 3 month period)	As a new customer, Raptor will provide free of charge for the 3 months, an aerial assessment of the plantation using our hi-end sensors and cutting edge data analytics tools. Raptor will work with SLTFOA during the scale up to jointly agree on the optimal time and hectares coverage for these, balancing the needs to ensure continuity of the spraying services. After the initial 3 months, if SLTFOA decides to use Raptor's aerial assessment services, there will be a charge for the services and a separate SOW will be executed for the same.
Data Ownership	All data and records collected during Raptor's spraying and analytics services, whether in existence at the Execution Date hereof or compiled thereafter in the course of performing the Services,(except documents provided by SLTFOA or it's tea plantations) shall be the

	exclusive property of Raptor, and access to such data for SLTFOA shall not grant any express or implied interest in or license to such data.
Total hectares to be covered (at full deployment)	96,000 hectares per annum
Drone coverage within each hectare	For each hectare covered, Raptor will likely only be able to spray 95-99% of each hectare, as there may be variations based on terrain or obstacles (such as low power lines or shade trees), which would prevent the drone from reaching the entire hectare. Raptor will provide SLTFOA with the each of the areas Raptors drones are unable to cover so SLTFOA can send manual spraying staff to cover these portions if they choose to do so.
Price and Adjustments	Crop spraying services will cover the specified hectares quarterly and such payment per hectare will be invoiced monthly at 11.58 USD. There will be an annual increase of 5 % on the per hectare rate for aerial spraying services catering for inflation etc.
Payment terms	We will provide monthly invoicing and SLTFOA would send payment net 30 Calendar Days after invoice is submitted. It is understood that the average will be 15 Calendar day payment.
Contract Duration	Five years from contract signing date
SLTFOA Logistics and Labour Requirements	SLTFOA must provide and manage its own chemical inventory of all requisite fertilizers and other spraying chemicals so that there are no delays from any chemical shortages. Raptor 300 should also complete the monthly plan unless subject to adverse weather conditions. SLTFOA must provide adequate administrative staff for each shift per drone to assist with battery change and fertilizer refilling.
SLTFOA - Infrastructure to be Provided	SLTFOA must ensure sufficient charging stations per estate including electricity provision to support execution. This should also incorporate protective covers (Tarpaulin) in case of heavy rain for drone storage. SLTFOA must provide safe storage for drones and equipment and administrative offices for operations and SLTFOA provide storage facility in factories. Raptor's equipment will be insured for the duration of the agreement by Raptor. Must provide suitable and adequate accommodation and meals for 2-3 executives who can cover the entire plantation.

	SLTFOA to provide suitable and adequate accommodation for training staff for initial 2 months implementation period. The executive teams of both SLTFOA and Raptor will work together to agree on the requirements of the infrastructure prior to commencement of operations.
Acceptable Flying Conditions	Raptor will operate under most weather conditions other than: active rain, high wind gusting, natural disasters, poor visibility, and night. Each drone pilot at his/her discretion can suspend flight operations due to weather or safety concerns.

Agreed For

Raptor300 Inc

Name: Natraj Balasubramanian

Designation: CEO

Signature:

Sri Lanka Tea Factory Owners association

Name: Lionel Herath.

Designation: Chairman.

Signature: